EXHIBIT 10.1

SUMMARY OF 2005 BONUS AWARD SCHEDULE

The following summarizes the amounts awarded to the executive officers of Pinnacle Entertainment, Inc. (the “Company”) for 2005 as cash bonuses and bonuses under the Company’s deferred bonus plan (the “Deferred Bonus Plan”):

Name and Title	2005 Cash Bonus		2005 Deferred Bonus
Daniel R. Lee Chairman of the Board of Directors and Chief Executive Officer	$656,250	*	$656,250
Wade W. Hundley President	$350,000		$90,000
Stephen H. Capp Executive Vice President and Chief Financial Officer	$300,000		$90,000
Alain Uboldi Chief Operating Officer	$225,000		$75,000
John A. Godfrey Executive Vice President, Secretary and General Counsel	$235,000		$75,000

* - Paid under the Company’s 2005 Equity and Performance Incentive Plan

Each person’s deferred bonus will be deferred and paid over three years, one-third on each anniversary of such year’s bonus payment date.